Exhibit 99.2
TRANSACTIONS IN UNITS DURING THE PAST SIXTY DAYS
BY THE REPORTING PERSONS
     The following table sets forth all transactions with respect to Units effected in the past sixty (60) days by any of the Reporting Persons inclusive of any transaction effected as of 5:30 p.m. Eastern Standard Time, on January 29, 2008.

Identity of Person	Transaction Dates	Units Acquired	Price Per Unit	Transaction Type

Trust Venture Company, LLC	12/10/2007	2,500	$9.06	Open Market

Trust Venture Company, LLC	12/11/2007	9,400	$9.62	Open Market

Trust Venture Company, LLC	12/12/2007	4,300	$9.99	Open Market

Trust Venture Company, LLC	12/14/2007	485,350	$11.15	Open Market

Trust Venture Company, LLC	12/21/2007	1,800	$9.39	Open Market

Trust Venture Company, LLC	12/24/2007	300	$9.88	Open Market

Trust Venture Company, LLC	12/26/2007	665	$9.98	Open Market

Trust Venture Company, LLC	1/09/2008	4,258	$9.52	Open Market

Trust Venture Company, LLC	1/10/2008	2,000	$9.98	Open Market

Trust Venture Company, LLC	1/11/2008	657	$10.00	Open Market

Trust Venture Company, LLC	1/14/2008	10,000	$10.00	Open Market

Trust Venture Company, LLC	1/15/2008	11,500	$10.00	Open Market

Trust Venture Company, LLC	1/16/2008	7,500	$10.00	Open Market

Trust Venture Company, LLC	1/17/2008	10,000	$10.00	Open Market

Trust Venture Company, LLC	1/18/2008	10,000	$10.00	Open Market

Trust Venture Company, LLC	1/22/2008	3,941	$10.00	Open Market

Trust Venture Company, LLC	1/23/2008	10,319	$9.97	Open Market

Trust Venture Company, LLC	1/24/2008	100	$10.00	Open Market

Trust Venture Company, LLC	1/25/2008	2,300	$10.00	Open Market

Trust Venture Company, LLC	1/28/2008	10,000	$9.99	Open Market

Trust Venture Company, LLC	1/29/2008	11,300	$10.00	Open Market